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                                                                     EXHIBIT 2.1


                AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

          This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER ("this Amendment"), dated as of December 16, 1998, is entered into by and among Quickturn Design Systems, Inc., a Delaware corporation (the "Company"), Cadence Design Systems, Inc., a Delaware corporation ("Parent"), and CDSI Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Acquisition"). Capitalized terms used herein but not defined herein shall have the meanings set forth in the Merger Agreement (defined below).

          WHEREAS, (i) the Company, Parent and Acquisition have previously entered into that certain Agreement and Plan of Merger, dated as of December 8, 1998 (the "Merger Agreement"), and (ii) the Company, Parent and Acquisition have determined that it is advisable to amend the terms of the Merger Agreement.

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Company, Parent and Acquisition hereby agree as follows:

                                   ARTICLE 1


                       AMENDMENTS TO THE MERGER AGREEMENT

          1.1. Section 4.6 of the Merger Agreement is hereby amended and restated to read in its entirety as follows:

     "Section 4.6.  Meeting of Stockholders.  The Company shall take all actions
                    -----------------------
     necessary in accordance with the DGCL and its Certificate of Incorporation and bylaws to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable to consider and vote upon the adoption and approval of this Agreement and the transactions contemplated hereby. The stockholder vote required for the adoption and approval of the transactions contemplated by this Agreement shall be the vote required by the DGCL and the Company's Certificate of Incorporation and bylaws. The Company will, through the Company Board, recommend to its stockholders approval of such matters subject to the provisions of Section 4.4(b). The Company shall promptly prepare and file with the SEC the Proxy Statement for the solicitation of a vote of the holders of Shares approving the Merger, which, subject to the provisions of Section 4.4(b), shall include the recommendation of the Company Board that stockholders of the Company vote in favor of the approval and adoption of this Agreement and the written opinion of the Financial Advisor that the consideration to be received by the stockholders of the Company pursuant to the Merger is fair to such stockholders from a financial point of view. The Company shall use all reasonable efforts to have the Proxy Statement cleared by the SEC as
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     promptly as practicable after such filing, and promptly thereafter mail the
     Proxy Statement to the stockholders of the Company. Parent shall use all reasonable efforts to obtain all necessary state securities law or "blue sky" permits and approvals required in connection with the Merger and to consummate the other transactions contemplated by this Agreement and will pay all expenses incident thereto, provided that the Company shall cooperate with Parent in obtaining such permits and approvals as reasonably requested."

                                   ARTICLE 2


                                 MISCELLANEOUS

          2.1.  Affirmation.  All terms of the Merger Agreement not expressly
                ------------
amended in this Amendment remain unmodified and in full force and effect.

          2.2.  Entire Agreement.  The Merger Agreement, as amended by this
                ----------------
Amendment, (including the Company Disclosure Schedule) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings both written and oral between the parties with respect to the subject matter hereof.

          2.3.  Validity.  If any provision of this Amendment or the Merger
                --------
Agreement, the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Amendment and the Merger Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and to such end the provisions of this Amendment and the Merger Agreement are agreed to be severable.

          2.4.  Governing Law.  This Amendment shall be governed by and
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construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law thereof.

          2.5.  Descriptive Headings.  The descriptive headings herein are
                --------------------
inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Amendment.

          2.6.  Personal Liability.  This Amendment shall not create or be
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deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of the Company or Parent or Acquisition or any officer, director, employee, agent, representative or investor of any party hereto.

          2.7.  Counterparts.  This Amendment may be executed in one or more
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counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

                  (REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)
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          IN WITNESS WHEREOF, each of the parties has caused this Amendment to be duly executed on its behalf as of the day and year first above written.


                                       CADENCE DESIGN SYSTEMS, INC.

                                       By:    /s/  H. Raymond Bingham
                                          -----------------------------------
                                       Name:    H. Raymond Bingham
                                       Title:   Executive Vice President and
                                                Chief Financial Officer


                                       QUICKTURN DESIGN SYSTEMS, INC.

                                       By:    /s/  Keith R. Lobo
                                          -----------------------------------
                                       Name:    Keith R. Lobo
                                       Title:   President and Chief Executive
                                                Officer


                                       CDSI ACQUISITION, INC.

                                       By:    /s/  H. Raymond Bingham
                                          -----------------------------------
                                       Name:    H. Raymond Bingham
                                       Title:   Executive Vice President and
                                                Chief Financial Officer